Exhibit 10.1
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 22, 2005, by and between Trizec Properties, Inc., a Delaware corporation (the “Company”), and Timothy H. Callahan (the “Executive”).
     WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement with the Executive and the Executive is willing to serve as an employee of the Company, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Employment and Duties.
     (a) General. The Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors (the “Board”) of the Company. The Executive shall also serve as a director of the Company. The Executive shall have such duties and responsibilities, commensurate with the Executive’s positions, as may be assigned to the Executive from time to time by the Board. The Executive will make recommendations to the Compensation Committee of the Board with regard to compensation levels (including equity awards) for senior executive officers and may make such recommendations with regard to the compensation levels and terms for lower level executives. The Executive’s principal place of employment shall be the principal offices of the Company currently in Chicago; provided, however, that the Executive understands and agrees that reasonable travel may be required from time to time for business reasons.
     (b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full working time to his duties hereunder, shall serve the Company, shall conform to and comply with the reasonable, lawful and good faith directions and instructions given to him by the Board and with the written policies of the Company communicated to the Executive and applicable to all senior executives of the Company, and shall promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Board or otherwise engage in activities that would interfere significantly with the performance of his duties hereunder or create a conflict of interest. Notwithstanding the foregoing, the Executive may (i) serve on civic or charitable boards or not-for-profit financial industry related organizations, (ii) engage in charitable, civic, educational, professional, community and/or financial industry activities without remuneration therefor and (ii) manage personal and family investments, provided that such activities do not contravene the previous sentence or the provisions of Sections 6, 7, 8, 9, 11 and 12 hereof. The Executive also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the Nominating and Corporate Governance Committee of the Board, which shall not unreasonably be withheld.

     2. Term of Employment. The Executive’s employment under this Agreement shall commence as of November 22, 2005 (the “Effective Date”) and shall terminate on the earlier of (i) December 31, 2009 and (ii) the termination of the Executive’s employment under this Agreement; provided, however, that the term of the Executive’s employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party at least 90 days prior to the expiration of the then-effective term. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the “Term”.
     3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
     (a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $1,050,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) in good faith, based upon the Executive’s performance, not less often than annually, and such Base Salary may be increased (but not decreased from the then applicable Base Salary) upon the basis of such review during the remainder of the Term.
     (b) Annual Bonus. For each fiscal year commencing during the Term, the Executive shall be eligible to receive an incentive bonus of a minimum of 50% and a maximum of 200% of his Base Salary, subject in each case to satisfaction of the relevant pre-established performance goals. The target amount of the Executive’s annual incentive bonus (the “Target Annual Bonus”) shall be at least 100% of his Base Salary and the Executive’s annual bonus shall be determined in accordance with a Company incentive compensation program as applicable to senior executives (including bonus ranges) as in effect from time to time. Ninety percent of the Target Annual Bonus shall be based upon corporate performance goals and 10% shall be based upon individual performance goals, each as determined by the Board (or the Committee) with meaningful input from the Executive. The annual bonus shall be paid in a cash lump sum at such time as annual bonuses are paid to other senior executives of the Company, but no later than end of the following year.
     (c) Annual Long-Term Incentive Compensation. For each fiscal year during the Term, the Executive shall be eligible to participate in an annual long-term incentive compensation program and the Executive shall continue to be eligible to receive annual awards thereunder on at least the same basis as other senior executive officers of the Company. The number (and value) of the annual equity awards will be at a level (and, except as required by this Agreement, on such terms (including, without limitation vesting and post termination exercise periods (if any)) determined by the Committee commensurate with the Executive’s position and performance after taking into account a recommendation by an independent compensation consultant (a “Consultant”) retained by the Company and/or the Committee. While the common stock of the Company or any successor is not publicly traded in the United States, upon any termination of employment, the Executive (or his estate or other beneficiary) will have the right to require the Company to purchase his vested equity upon such terms as mutually agreed to by the Company and the Executive.

     (d) Outperformance Compensation Program. The Executive shall be eligible to participate in any Outperformance Compensation Program (including any similar plan or other substitute plan) that may be adopted by the Board in its sole discretion on terms that are at least as favorable to those made available to other senior executives of the Company in accordance with the terms of the applicable program document. The Committee shall retain a Consultant to advise it with respect to a replacement for the current Outperformance Compensation Program (which may be a new Outperformance Compensation Program, a similar plan or other substitute plan), and the Committee shall establish such program as it deems appropriate effective no later than the first day of the fiscal year commencing immediately following the “Measurement Date” under the current program.
     (e) Restricted Stock Units. Effective as of the Effective Date, the Executive shall be granted an award of restricted stock units (the “RSUs”) relating to the Company’s common stock, par value $.01 per share (the “Common Stock”), under the Company’s 2002 Long Term Incentive Plan (the “LTIP”). Such RSUs will have an aggregate fair market value, based on the closing price of the Common Stock on the New York Stock Exchange on the trading date immediately preceding the Effective Date, equal to $10 million. One-half of the RSUs will vest in four equal annual installments on November 23rd of each of 2006, 2007, 2008 and 2009. The remaining half of the RSUs will vest based on the attainment of performance goals over the four calendar-year period beginning with 2006 as described on Exhibit A hereto. So long as an RSU has not been forfeited, dividend equivalents shall be paid with respect to such RSU currently and in cash without regard to whether such RSU has vested. The Executive’s receipt of payment under the RSUs shall be deferred in substantially the same manner and on substantially the same terms as the RSU deferral program in effect on the Effective Date. An award agreement in a mutually acceptable form memorializing the grant of the RSUs shall be executed by the parties as soon as practicable after the Effective Date.
     (f) Employee Benefits. The Executive shall be entitled to participate in all employee welfare, pension and fringe benefit plans, programs and arrangements of the Company in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to other senior executives of the Company, including without limitation the Trizec Properties, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which shall be amended in a timely manner to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, while the Common Stock or the common stock of any successor is not publicly traded in the United States, the Deferred Compensation Plan shall incorporate a manner reasonably acceptable to the Executive in which to value the Executive’s “Restricted Stock Unit Account” under the Deferred Compensation Plan. In implementing any compensation/benefits programs or awards (including equity awards), the Company shall consider and attempt, in good faith, to structure such programs or awards in the most tax efficient manner for the Executive.
     (g) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
     (h) Vacation. The Executive shall be entitled to 6 weeks paid vacation each year during the Term in accordance with the Company’s policy as in effect from time to time.

     4. Termination of Employment.
     (a) Termination for Cause; Resignation without Good Reason. (i) If the Executive’s employment is terminated by the Company for Cause, as defined in Section 4(a)(ii) hereof, or if the Executive resigns from his employment hereunder other than for Good Reason (which he may do at anytime subject to the notice requirements provided in Section 4(f) herein), as defined in Section 4(a)(iii) hereof, the Executive shall only be entitled to payment, within 15 business days of such termination or resignation, of (A) unpaid Base Salary through and including his date of termination or resignation, (B) earned but unpaid bonus for a previously completed fiscal year of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination or resignation that are subject to reimbursement pursuant to Section 3(g), (D) payment for vacation time accrued as of the date of his termination or resignation and (E) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company ((A)-(E) collectively, the “Accrued Amounts”). The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.
     (ii) Termination for “Cause” shall mean termination of the Executive’s employment because of:
     (A) any willful act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;
     (B) the willful and continued failure or refusal of the Executive to perform the duties reasonably required of him as an employee of the Company (other than any such failure resulting from incapacity due to illness or a Disability (as defined));
     (C) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability);
     (D) the Executive’s engaging in any willful misconduct, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its subsidiaries or affiliates;
     (E) the Executive’s willful refusal to follow the reasonable, lawful and good faith directions of the Board (other than any such refusal resulting from incapacity due to illness or a Disability); or
     (F) any other gross negligence or willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;
provided, however, that no event or condition described in clauses (A) though (F) shall constitute Cause unless (x) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination no fewer than 30 days prior to the date of termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) the

Executive is provided the opportunity to appear before the Board, with or without legal representation at the Executive’s election to present arguments on his own behalf. No act or failure to act on the Executive’s part will be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.
     (iii) Resignation for “Good Reason” shall mean termination of employment by the Executive because of the occurrence of any of the following events without the Executive’s prior written consent:
     (A) any adverse change in any material respect to the responsibilities, duties, authority or status of the Executive from those set forth in this Agreement or any adverse change in the positions, titles or reporting responsibility (such that the Executive reports to a person other than the Board) of the Executive;
     (B) the assignment of duties to the Executive that are inconsistent with the Executive’s position and status as chief executive officer;
     (C) a relocation of the Executive’s principal business location to an area outside a 40 mile radius of its current location or moving of the Executive from the Company’s headquarters;
     (D) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement or any other agreement between the Company and the Executive;
     (E) a reduction of the annual Base Salary or a failure by the Company to make any of the awards required under Section 3 above, or pay any of the compensation provided for under Section 3 above to the Executive in connection with his employment;
     (F) a material breach by the Company of this Agreement or any other material agreement with the Executive relating to the Executive’s compensation; or
     (G) a termination of the Executive’s employment for any reason concurrently with or within twelve months following, a Change in Control (as defined);
provided, however, that no event or condition described in clauses (A) through (G) shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).
     (b) Termination Without Cause; Resignation for Good Reason. (i) Except as set forth in Section 4(d), if prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause or the Executive resigns from his employment hereunder for Good Reason, the Company shall pay to the Executive, within 15 business days of such termination or resignation, a lump sum payment equal to the Accrued Amounts and a pro rata (based on the number of days employed in the year of termination or resignation) bonus for the fiscal year in which his termination or resignation occurs based on the average of the annual bonuses paid to the Executive for the two years immediately preceding the date of the Executive’s termination or resignation (the “Average Bonus”). The Executive shall also receive the following benefits:
     (A) Three times the sum of (i) his Base Salary (at the rate in effect on the date of the Executive’s termination or resignation) and (ii) the Average Bonus. The payments shall be made in a lump sum cash payment within 15 business days after such termination or resignation;
     (B) Continued participation under the Company’s medical insurance plans and programs as in effect for senior executive officers from time to time, for a period of three years following his termination or resignation of employment, or until such date as Executive becomes eligible to participate in the plans of a subsequent employer; and
     (C) Notwithstanding any provision in the applicable equity award plan or agreement, all unvested equity awards and deferred compensation held by the Executive as of his date of termination or resignation shall vest immediately and the date of such termination or resignation shall be considered the end of the measurement period and a valuation date under any Outperformance Compensation Program and any awards thereunder shall be settled in fully vested shares (collectively the “Accelerated Vesting”). Stock options (and equivalent awards) shall remain exercisable until the applicable expiration dates provided in the applicable plan and award agreement, and all other equity awards will settle and be paid as soon as reasonably practicable following the Executive’s termination or resignation and in any event no later than 15 business days.
The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.
     (ii) The Company shall not be required to make the payments and provide the benefits provided for under Section 4(b) (excluding the Accrued Amounts and pro rata Average Bonus), unless the Executive executes and delivers to the Company, a waiver and release in the form previously delivered to the Executive by the Company and such waiver and release becomes effective and irrevocable.
     (iii) If, following a termination of employment without Cause, the Executive materially breaches the provisions of Sections 6, 7, 8, 9, 11 and 12 hereof, the Executive shall no longer be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.
     (c) Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s disability, as defined below, the Company shall be entitled to terminate his employment in accordance with the terms of this Section 4(c). In the event of termination of the Executive’s employment by reason of Executive’s death or disability, the Company shall pay to the Executive (or his estate, as applicable), within 15 business days following such termination, the Executive’s Base Salary through and including the date of termination, the Accrued Amounts, the Accelerated Vesting and a pro rata Average Bonus. In addition, the Executive (or his estate, as applicable) shall also receive a lump sum payment equal to the Executive’s Base Salary and continued participation in the Company’s medical insurance plans and programs as in effect for senior executive officers from time to time, for a period of three years following his termination of employment or until such time as the Executive becomes eligible to participate in the plans of a subsequent employer; provided, however, that the Company shall not be required to make the payments and provide the benefits provided for under this Section 4(c) (excluding the Accrued Amounts and pro rata Average Bonus), unless the Executive (or his estate, as applicable), executes and delivers to the Company, a waiver and release in the form previously delivered to the Executive by the Company and such waiver and release becomes effective and irrevocable. For purposes of this Agreement, a “disability” shall occur, if by reason of a physical or mental illness or incapacity that makes the Executive eligible for Company long-term disability benefits, the Executive has been unable to carry out his material duties pursuant to the Agreement for more than six consecutive months even with a reasonable accommodation.
     (d) Termination Within a Specified Period of a Change in Control/Change in Control Vesting. (i) If, at anytime (whether during or after the Term) the Executive’s employment is terminated by the Company without Cause or the Executive resigns his employment for Good Reason, in either case within six months before, or two years following, a Change in Control (as defined in Section 4(d)(iii) hereof) that occurs during the Term, the Executive shall receive the payments and benefits due to the Executive pursuant to Section 4(b)(i).
     (ii) Upon the occurrence of a Change in Control, all equity based compensation held by the Executive that is not already vested in accordance with its terms shall immediately vest. In addition, to the extent the outperformance goals under any Outperformance Compensation Program for periods prior to the Change in Control are achieved at the time of a Change in Control, all awards that are outstanding and that could be granted during a performance period shall be fully vested. Notwithstanding the foregoing provisions of this Section 4(d)(ii), but without affecting the acceleration of vesting hereunder, no accelerated payment of any amount that constitutes deferred compensation subject to Section 409A of the Code shall be made on account of the accelerated vesting of such amount due to an event or transaction constituting a Change in Control hereunder unless such event or transaction also constitutes a “change in the ownership”, “change in the effective control” or “change in the ownership of a substantial portion of the assets” of the Company as defined in Section 409A of the Code.
     (iii) Change in Control. For purposes of this Agreement, “Change in Control” means:
     (A) Any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities;
     (B) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or actual threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
     (C) The stockholders of the Company approve a merger or consolidation of the Company with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of either of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; or
     (D) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect) other than a sale or disposition of all or substantially all the assets to an entity, at least 50.1% of the combined voting power of the voting securities of which are owned by persons substantially in the same proportions as their ownership of the Company’s immediately prior to such sale.
Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if Peter Munk has effective control over the Company through the power to elect at least a majority of the Board; and (2) a Change in Control shall be deemed to occur if Peter Munk no longer has control of the Company as described in clause (1); provided, however, that in any event a Change in Control shall be deemed to occur if any “person” (as defined above) becomes a beneficial owner (as defined above) of 50% or more of the Common Stock or of the equity value of any successor to the Company.
     (e) Non-Renewal. In the event that the Company gives notice of non-renewal under Section 2 and the Executive’s employment hereunder terminates, the Company shall pay to the Executive, within 15 business days following such termination, the Accrued Amounts, the Accelerated Vesting and a pro rata Average Bonus for the fiscal year in which the termination occurs. The Company also shall pay promptly to Executive a lump sum payment equal to the product of (i) 2 and (ii) the sum of his Base Salary and Average Bonus; provided, however, that the Company shall not be required to make the payments and provide the benefits provided for under this Section 4(e) (excluding the Accrued Amounts), unless the Executive (or his estate, as applicable), executes and delivers to the Company a waiver and release in the form previously delivered to the Executive by the Company and such waiver and release becomes effective and irrevocable. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination.
     (f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 27 of this Agreement which shall state the effective date of termination; provided that the effective date of termination shall be no earlier than thirty (30) days following the date of Notice of Termination and no later than sixty (60) days following the date of the Notice of Termination.
     (g) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will be deemed to constitute, without any further action required by any party, the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and its subsidiaries and affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
     5. Gross-Up Payment. (i) If, during the term of the Executive’s employment, there is a change in ownership or control of the Company that causes any payment, distribution or benefit provided by the Company, any person whose actions result in a change in ownership covered by Section 280G(b)(2) or any person affiliated with the Company or such person, to or for the benefit of the Executive (whether provided, to be provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments and without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of inclusion of the Gross-Up Payment in Executive’s adjusted gross income and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is made or is to be made. The intent of this Section 5 is that Executive, after paying his federal, state and local income tax and any payroll taxes, will be in the same position as if he was not subject to the Excise Tax and did not receive the Gross-Up Payment.
     (ii) Determination of the Gross-Up Payment. Subject to the provisions of Section 5(iii), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). All Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and any Payments in excess of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax unless otherwise determined by the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive the later of (A) the day before the due date for the payment of any Excise Tax and (B) within five days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive’s benefit. The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.
     (iii) Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (A) give the Company any information reasonably requested by the Company relating to such claim,
     (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (C) cooperate with the Company in good faith in order to effectively contest such claim, and
     (D) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Executive on an interest-free basis (which shall offset to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (iv) Refund. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company complying with the requirements of this Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     6. Confidentiality.
     (a) Confidential Information. (i) The Executive agrees that he will not at any time (whether during or following the Term), except with the prior written consent of the Company or any of its subsidiaries (collectively, the “Company Group”) or in the course of performing his duties hereunder, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning past, present or prospective customers, marketing data, or other confidential information used by, or useful to, any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group; provided, however, that the restrictions imposed under this Section 6 shall not apply to that part of the Confidential Information that is or becomes generally available to the public or generally known within the relevant trade or industry other than as a result of an improper disclosure by the Executive or is available, or becomes available, to the Executive on a non-confidential basis, but only if the source of such information is not to the Executive’s knowledge prohibited from transmitting the information to the Executive by a contractual, legal, fiduciary, or other obligation.
     (ii) In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence. Further, this Section 6 shall not prevent the Executive from disclosing Confidential Information in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, enforcing this Agreement, provided that such disclosure is reasonably necessary for the Executive to assert any claim or defense in such proceeding.
     (b) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 6.
     7. Non-Solicitation. The Executive agrees that, during his employment and for a one-year period ending on the first anniversary of the Executive’s termination of employment for any reason (the “Non-Solicitation Restricted Period”) the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent six-month period, an employee, officer, representative or agent of the Company Group and any member of the Company Group, or solicit, induce or attempt to solicit or induce any such person to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, tenant, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the

Company Group, provided, the parties hereto agree that the performance of duties for another entity that are typically performed by a senior executive officer shall not be considered to be “solicitation” of customers or clients under this Section 7; provided further, the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference upon request. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or induce any business relationship of any member of the Company Group.
     8. Non-Competition. The Executive agrees that, during the Term and for an additional period commencing on the date of his termination of employment for Cause or resignation of employment without Good Reason and the date six months following such termination or one year following such resignation (the “Non-Competition Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as hereinafter defined) in any geographic area in which the Company Group has engaged, in a Competing Business. For purposes of this Section 8, carrying on a “Competing Business” means to engage in the management or development of office real estate properties on behalf of a publicly-traded REIT with a market capitalization of $1.5 billion or greater (indexed following the Effective Date by the Dow Jones Composite REIT Index); provided, however, that nothing herein shall limit the Executive’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act. The foregoing shall not be violated by the Executive’s working in a non-competitive portion of a company which is carrying on a Competing Business or, as a result thereof, owning compensatory equity in that company. Solely for purposes of this Section 8, the definition of Good Reason shall be deemed to exclude Section 4(a)(iii)(G).
     9. No Conflicting Agreement. The Executive represents and warrants to the Company that on the Effective Date the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.
     10. (a) Certain Remedies. Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 4 hereof, the Executive agrees that a material breach of any of the covenants contained in Sections 6, 7, 8, 9, 11 and 12 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6, 7, 8, 9, 11 and 12 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

     (b) Extension of Restricted Periods. In addition to the remedies the Company may seek and obtain pursuant to Section 4, the Non Solicitation Restricted Period and the Non-Competition Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Section 7 or 8 of this Agreement, as applicable.
     11. Defense of Claims. The Executive agrees that, during the Term, and for a period of two years after termination of the Executive’s employment for any reason, upon reasonable request from the Company, and after Executive’s termination of employment, subject to Executive’s other business commitments, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except as reasonably determined by the Executive, if the Executive’s interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 11. The Company agrees that if the Executive is or is made a party, or is threatened to be made a party, to any action, suit or proceeding (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another entity, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by law against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue after termination of the Executive’s employment with respect to acts or omissions which occurred prior to his termination of employment and which occur after his termination of employment pursuant to this Section 11, and shall inure to the benefit of Executive’s heirs, executors and administrators. To the fullest extent allowed by law, the Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.
     12. Nondisparagement. Each party agrees that at no time during the Executive’s employment by the Company or at any time thereafter shall such party (and in the case of the Company, the members of the Board of Directors and the Chief Executive Officer) make, or cause or assist any other person to make, any public statement or other public communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party, including in the case of the Company any member of the Company Group or any of its respective directors, officers or employees. Notwithstanding the foregoing, nothing in this Section shall prevent the Company, the Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (y) necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.
     13. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
     14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration shall be arbitrated by a single arbitrator mutually selected by the Executive and the Company, with the AAA to appoint the arbitrator in the event that the parties are unable to agree on the selection within thirty days following the initiation of the arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the Executive prevails with respect to any material issue in connection with any dispute arising under this Agreement (including any action brought by the Company for injunctive relief), the Company shall reimburse the Executive for all of his costs and expenses, including legal fees, incurred in connection therewith.
     15. Liability Insurance. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other senior executive officers and directors. This provision shall in all events survive any termination of this Agreement.
     16. No Mitigation/No Offset. The Executive shall have no obligation to mitigate any payments of, or costs to, the Company under this Agreement, nor shall any payments or benefits from the Company to the Executive under this Agreement be subject to offset (except as specifically provided in Section 4(b)(i)(B)).
     17. Nonassignability; Binding Agreement.
     (a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive other than as a result of death of the Executive.
     (b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.
     (c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.
     18. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that, if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable, the remainder of the provisions of this

Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any one or more of the provisions contained in this Agreement are determined by a court of competent jurisdiction or arbitrator to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.
     19. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
     20. Section 409A.
     (a) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death or (ii) the date of the Executive’s death. The provisions of this Section 20(a) shall only apply if required to comply with Section 409A of the Code.
     (b) If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with and receiving the approval of the Executive (which shall not be unreasonably withheld), reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.
     (c) The Company shall indemnify and hold the Executive harmless, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) imposed on the Executive as a result of Section 409A of the Code.
     21. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
     22. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the Illinois applicable to contracts executed in and to be performed in that State.
     23. Survival of Certain Provisions. The rights and obligations set forth in Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 26, 27 and 29 and all other Sections intended to survive termination of the Executive’s employment shall survive any termination of employment or expiration of the Term of this Agreement.

     24. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder, it being understood and agreed that nothing herein shall adversely affect the terms of any equity-based or other compensation awards outstanding immediately prior to the Effective Date.
     25. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     26. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
     27. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Trizec Properties, Inc.
10 South Riverside Plaza
Suite 1100
Chicago, IL 60606
ATTN: General Counsel
     To the Executive, at the last address of the Executive on the books of the Company with a copy to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
ATTN: Ira G. Bogner, Esq.
, or such other address of the Executive as may be set forth in a written notice delivered to the Company in accordance with this Section 27.
     All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.
     28. Legal Fees. The Company shall pay the reasonable legal fees incurred by the Executive in connection with this Agreement.
     29. Definition of “Company”. For purposes of the payment of sums due to the Executive under this Agreement, the defined term “Company” shall be deemed to include Trizec Properties, Inc. and any one or more of its subsidiaries or affiliates, as appropriate.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

TRIZEC PROPERTIES, INC.

By:	/s/ James J. O’Connor

Name:	James J. O’Connor
Chairman, Compensation Committee

THE EXECUTIVE

/s/ Timothy H. Callahan
Timothy H. Callahan

EXHIBIT A
Performance Vesting RSUs
     One-half of the RSUs (the “Performance RSUs”) shall vest (subject to (a) and (b) below), provided that the Executive remains employed by the Company, in equal installments as of the first through fourth anniversaries of December 31, 2005 (the “Performance Vesting Dates”) as provided below:
     (a) the applicable installment of Performance RSUs shall vest on the relevant Performance Vesting Date if the Company achieves, for the fiscal year ending with such Performance Vesting Date, either:
(i)	the per share goal established by the Committee for funds from operations (“FFO”) for such fiscal year (it being understood and agreed that the FFO goal for 2006 shall be the goal approved by the Committee and previously communicated to the Executive); or

(ii)	a total shareholder return placing the Company in the top third of its peer group (as identified for purposes of the Outperformance Compensation Program).
     (b) If neither of the performance objectives set forth in (a) above is attained as of a Performance Vesting Date, the Performance RSUs shall nevertheless vest as of the immediately succeeding Performance Vesting Date if, as determined as of such succeeding Performance Vesting Date, the Company attains either (i) actual per share FFO for the fiscal year ending with such succeeding Performance Vesting Date which exceeds the goal for such fiscal year by at least as much as the FFO shortfall for the immediately preceding fiscal year or (ii) total shareholder return for the two-year period placing the Company in the top third of the peer group for such period. If Performance RSUs scheduled to vest on a Performance Vesting Date have not vested on such date or on the immediately succeeding Performance Vesting Date (if any), they shall automatically be forfeited.